Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. ANNOUNCES APPOINTMENT OF

EVELYN D’AN TO BOARD OF DIRECTORS

CITY of INDUSTRY, CA, June 18, 2007 — Hot Topic, Inc. (Nasdaq Global Select Market: HOTT) announced today that Evelyn D’An has joined its board of directors. The company now has seven directors on its board.

Ms. D’An brings extensive financial and operational leadership experience to the Hot Topic board. Currently she is President and Founder of D’An Financial Services (DFS), a consulting firm that provides the expertise and insight of accounting, finance, information technology and strategic tax professionals to clients. Prior to establishing DFS, Evelyn D’An, a certified public accountant, was a Partner at Ernst & Young.

Ms. D’An currently serves on the Board of Directors of Alico, Inc., a NASDAQ registered public company, based in Florida.

Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the company’s second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. As of June 2, 2007 the company operated 694 Hot Topic stores in all 50 states and Puerto Rico, 130 Torrid stores, and Internet stores www.hottopic.com and www.torrid.com.

In addition to historical information, this news release contains forward-looking statements, which may include statements relating to financial results, guidance, store operations, projections and other financial performance and managing growth. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the company’s new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended February 3, 2007. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Mr. Jim McGinty, CFO 626-839-4681 x2675

Ms. Megan Hall, Manager of I.R. 626-839-4681 x2173